Exhibit 99.1

RAND CAPITAL ANNOUNCES FIRST QUARTER RESULTS AND
ELECTION OF DIRECTORS AND OFFICERS

BUFFALO, NY, Rand Capital Corporation [NASDAQ: RAND] announced that its net asset value for the quarter ended March 31, 2003 is $1.66 per share, including $2.5 million in cash at, ($0.44 per share).

During the quarter, Rand Capital SBIC, L.P. completed its investment in Rexford Albany Municipal Supply Company (RAMSCO) (Watervliet, New York) participating in $600,000 financing round. Rand invested $150,000, bringing its total investment to $750,000. Other SBIC investors in the round included Capsource Fund L.P. (Jackson, Mississippi) and T.S. Capital (Albany, NY). RAMSCO is a 45 year old family business that specializes in the distribution of water, sanitary and storm sewer materials primarily to the contractor, highway and municipal construction markets in the Northeast. RAMSCO has Sales offices in Buffalo, Rochester, Utica and Albany.

Also during the quarter, Rand SBIC participated in a $5.5 million investment in Upstate Systems Tec, Inc. (UStec), with Rand investing $200,000 as follow-on to its original 1998 investment in the Company. Other SBIC investors in UStec include Summer Street Capital Partners and Cephas Capital.

Allen F. Grum, Rand’s President stated “I am pleased with the increase of our investment portfolio and the backlog of potential new investments. Our focus during the quarter was to begin working with the several new portfolio companies we invested in during late 2002, to assist them in growing their businesses, as well as to developing co-investing relationships with other SBIC’s and venture funds. We are pleased with our initial successes, and will continue to focus on these area’s to strengthen the quality of our investment portfolio.”

At Rand’s Annual Meeting of Shareholders; the following Directors were re-elected for another term: Allen F. Grum, Luiz F. Kahl, Erland E. Kailbourne, Ross B. Kenzie, Willis S. McLeese, Reginald B. Newman, II, and Jayne K. Rand. Rand’s Board of Directors also re-appointed Reginald B. Newman, II as Chairman of the Board.

Rand also announced that it continues to repurchase shares under its stock buy back program that was previously announced, and have repurchased a total of 38,900 shares through the date of this release.

This release may contain forward-looking statements relating to future events, and reports the consolidated operations of Rand Capital Corporation and Rand Capital SBIC, L.P; all statements are pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995; and are subject to inherent uncertainties in predicting future results. These statements reflect the Corporation’s current beliefs, and many factors could cause actual results to differ materially from this press release. Please see the Corporation’s Form 10-Q previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation’s business, including but not limited to, risks associated with venture capital investing and other factors that could affect actual results. Except as required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

Rand Capital Corporation is a publicly held venture capital company, headquartered in Buffalo, New York, registered on the NASDAQ Small Cap Market under the symbol “RAND”. Rand’s investment strategy is to provide venture capital growth and expansion capital to emerging businesses, primarily in Upstate New York and the Northeast, through Rand, and its SBIC subsidiary.